Exhibit 10.2

EXECUTION VERSION

SECOND AMENDMENT

TO

STALKING HORSE AGREEMENT

This Second Amendment to Stalking Horse Agreement (this “Amendment”), is made and entered into as of August 19, 2020 by and among GNC Holdings, Inc., a Delaware corporation (the “Seller”), on behalf of itself and the other Selling Entities, and Harbin Pharmaceutical Group Holding Co., Ltd., a corporation incorporated in the People’s Republic of China (the “Buyer”, together with the Seller and the other Selling Entities, the “Parties” and each, a “Party”), and amends the Stalking Horse Agreement, dated as of August 7, 2020, by and among the Selling Entities and the Buyer, as amended by that certain First Amendment dated as of August 15, 2020 (collectively, the “Agreement”). Capitalized terms used herein and not otherwise defined herein have the meanings ascribed to such terms in the Agreement.

WHEREAS, the Parties, in accordance with Section 10.1 of the Agreement, wish to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.

Amendment to Section 2.3(a). For purposes of clarity and for the avoidance of doubt, Section 2.3(a) of the Agreement is hereby amended by adding the double-underlined bolded text (indicated textually in the same manner as the following example: double-underlined bolded text), as follows:

(a) all Liabilities relating to the Purchased Assets that are properly characterized as current liabilities of the Selling Entities as of the Closing calculated in accordance with GAAP, but excluding (i) any indebtedness for borrowed money, (ii) any Liabilities that are General Unsecured Claims or Subordinated Securities Claims (in each case, as defined in the Plan) and (iii) any Liabilities described in subclause (a) through (k) of Section 2.4;

2.

Amendment to Section 2.4(e). Section 2.4(e) of the Agreement is hereby amended by adding the double-underlined bolded text (indicated textually in the same manner as the following example: double-underlined bolded text), as follows:

(e) all Liabilities of any Selling Entity in respect of indebtedness for borrowed money, whether or not relating to the Business;

3.

Amendment to Section 7.10(d). Section 7.10(d) of the Agreement is hereby amended by adding the double-underlined bolded text (indicated textually in the same manner as the following example: double-underlined bolded text), as follows:

(d) Except as otherwise provided in Section 7.10(c), the Selling Entities shall retain, pay and discharge the Liabilities of the Selling Entities for all current and deferred salary, wages, unused vacation, sick days, personal days or leave earned and/or accrued by each Employee through Closing.

4.

Amendment to Section 7.13(c).     Section 7.13(c) of the Agreement is hereby amended by (x) adding the double-underlined bolded text (indicated textually in the same manner as the following example: double-underlined bolded text) and (y) deleting the bolded text with strikethrough (indicated textually in the same manner as the following example: ~~bolded text with strikethrough~~), as follows:

(c) If an Auction is conducted, and the Buyer is not the prevailing bidder at the Auction but is the next highest bidder at the Auction, Buyer shall serve as a back-up bidder (the “Back-up Bidder”) and keep the Buyer’s bid to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement (as the same may be improved upon in the Auction) open and irrevocable, notwithstanding any right of Buyer to otherwise terminate this Agreement pursuant to Article IX hereof, until the earlier of (i) 5:00 p.m. (prevailing Eastern time) on ~~October 15, 2020~~October 31, 2020 (the “Outside Back-up Date”) or (ii) the date of the consummation of a Third-Party Sale. Following the Sale Hearing and prior to the Outside Back-up Date, if the prevailing bidder in the Auction fails to consummate the Third-Party Sale as a result of a breach or failure to perform on the part of such prevailing bidder and the purchase agreement with such prevailing bidder is terminated, the Back-up Bidder (as the next highest bidder at the Auction) will be deemed to have the new prevailing bid, and the Selling Entities will be authorized, without further order of the Bankruptcy Court or the Canadian Court, to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement (as the same may be improved upon in the Auction) with the Back-up Bidder so long as Buyer has not previously terminated this Agreement in accordance with its terms.

5.

Amendment to Section 7.14(a).     Section 7.14(a) of the Agreement is hereby amended by (x) adding the double-underlined bolded text (indicated textually in the same manner as the following example: double-underlined bolded text) and (y) deleting the bolded text with strikethrough (indicated textually in the same manner as the following example: ~~bolded text with strikethrough~~), as follows:

(a) If (i) (x) an Auction takes place and the Buyer is not identified as the Successful Bidder, (y) at the time the Successful Bidder is identified, the Buyer is not in material breach of this Agreement such that the conditions in Section 8.3(a) and Section 8.3(b) would not then be satisfied, and (z) a sale of all or substantially all of the Purchased Assets to a Person (a “Third-Party”) other than GNC Newco, the Buyer or an Affiliate of the Buyer (a “Third-Party Sale”) is consummated or (ii) a stand-alone Chapter 11 plan of reorganization, including the Restructuring, under which the Selling Entities’ secured lenders receive a material portion of the equity and/or debt in the reorganized Seller (a “Restructuring Transaction”) is consummated, then, in each case, the Buyer will be entitled to receive, without further order of the Bankruptcy Court or the Canadian Court, from the proceeds of such Third-Party Sale, (A) an amount in cash equal to ~~$22,800,000~~ $15,200,000 (the “Termination Fee”) plus (B) the amount of the Buyer’s reasonable documented out-of-pocket expenses (including expenses of outside counsel, accountants and financial advisers) incurred in connection with the Buyer’s evaluation, consideration and negotiation of a possible transaction with the Seller and in connection with the transactions contemplated hereby, up to a maximum amount of $3 million (the “Expense Reimbursement” and together with the Termination Fee, the “Termination Payment”); provided, that the Termination Payment shall not be payable to the Buyer in the event a Restructuring Transaction is consummated following the termination of this Agreement (I) by the Seller pursuant to Section 9.1(f), Section 9.1(i) or Section 9.1(k), (II) by the Seller or Buyer pursuant to Section 9.1(a), Section 9.1(j), or Section 9.1(l), (III) pursuant to any other provision of Section 9.1 at a time when the Seller would have been permitted to terminate this Agreement pursuant to Section 9.1(f), Section 9.1(i) or Section 9.1(k) or (IV) by the Seller at a time when the Deposit shall have become payable to Seller as a result of a Buyer Default Termination; provided, further, that only the Expense

Reimbursement shall be payable (and the Termination Fee shall not be payable) to the Buyer in the event a Restructuring Transaction is consummated following the termination of this Agreement (I) by the Seller or Buyer pursuant to Section 9.1(b) (other than any such termination by Seller as a result of the Buyer’ s failure to obtain any required PRC Approvals, in which circumstance no Termination Payment shall be payable) or Section 9.1(c) or (II) by the Seller pursuant to Section 9.1(d) or Buyer pursuant to Section 9.1(e) if, in each case of this sub-clause (II), none of the Selling Entities or any of their respective Subsidiaries or Representatives (other than the directors of the Selling Entity appointed by Buyer or any of its Affiliates) took any action or failed to take any action that was the primary cause of the applicable Order not being entered by the applicable date; provided, further, that in no event shall Buyer be entitled to receive Expense Reimbursement on more than one occasion, and to the extent Buyer shall have received any Expense Reimbursement pursuant to Section 7.14(b) prior to the payment of any Termination Payment pursuant to this Section 7.14(a), such Termination Payment shall be reduced by the amount of Expense Reimbursement previously paid.

6.

Amendment to Section 9.1(j). Section 9.1(j) of the Agreement is hereby amended by (x) adding the double-underlined bolded text (indicated textually in the same manner as the following example: double-underlined bolded text) and (y) deleting the bolded text with strikethrough (indicated textually in the same manner as the following example: ~~bolded text with strikethrough~~), as follows:

(j) the Buyer or the Seller, if the Closing has not occurred by ~~October 15, 2020~~October 31, 2020 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 9.1(j) shall not be available to any Party if such Party is then in material breach of this Agreement that is the primary cause of the failure of the Closing to occur prior to such date; provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(j) shall not be available to any Party in the event that the other Party or Parties have initiated Proceedings prior to the Outside Date to specifically enforce this Agreement which such Proceedings are still pending; or

7.

Effect of Amendment. Expect as expressly amended by the foregoing, all of the terms and conditions of the Agreement shall remain unchanged and in full force and effect. Whenever the Agreement is referred to in the Agreement or in any other agreements, documents and instruments, such reference shall be deemed to be to the Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Agreement, and references to “the date hereof” and “the date of this Agreement” or words of like import shall continue to refer to August 7, 2020.

8.

Counterparts. This Amendment may be executed by facsimile or other electronic signature (including portable document format) and in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and which shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by facsimile, electronic mail or otherwise) to the other Parties.

9.

Governing Law; Jurisdiction. The terms set forth in each of Section 10.1 (Amendment and Modification), Section 10.3 (Notices), Section 10.4 (Assignment), Section 10.5 (Severability), Section 10.6 (Governing Law), Section 10.9 (Submission to Jurisdiction; WAIVER OF JURY TRIAL), Section 10.12 (Entire Agreement), Section 10.13 (Remedies) and Section 10.17 (Mutual Drafting) of the Agreement are incorporated herein by reference mutatis mutandis as if set forth herein.

[Signature pages follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Second Amendment to the Stalking Horse Agreement to be executed as of the date first written above.

GNC HOLDINGS, INC., on behalf of itself and the other Selling Entities

By:	/s/ Tricia K. Tolivar
Name:	Tricia K. Tolivar
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Second Amendment to Stalking Horse Agreement]

HARBIN PHARMACEUTICAL GROUP HOLDING CO, LTD.

By:	/s/ Yong Kai Wong
Name:	Yong Kai Wong
Title:	General Manager

[Signature Page to Second Amendment to Stalking Horse Agreement]